Exhibit 99.1

PSB Announces Quarterly Earnings of $.65 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced March 2009 quarterly earnings of $.65 per share on net income of $1,006,000 compared to earnings of $.65 per share on net income of $1,002,000 during the March 2008 quarter.  Compared to the prior year’s quarter, an increase in March 2009 net interest income of $537,000 and higher mortgage banking fees of $455,000 were offset by increased provision for loan losses of $565,000 and a $279,000 increase in operating expenses.

Mr. Knitt commented, “We were pleased to deliver consistent income returns during the quarter despite making significant provision for potential future credit losses.  As long-term mortgage rates fell, our team capitalized on record refinancing activity and achieved the highest level of quarterly mortgage banking income in our history.  I am most proud of our increased residential mortgage market share during the quarter.  In our branch footprint of Marathon, Oneida, and Vilas counties, Wisconsin, our residential mortgage market share increased from approximately 8.0% of the number of filed mortgages in March 2008 to 11.5% of mortgages filed during the March 2009 quarter.”

“PSB was recently notified by the United States Treasury that our application to sell up to $14 million of preferred stock to the Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“Program”) was approved,” noted Knitt.  “We were pleased the Treasury recognized Peoples as a strong bank based on their approval of our capital application.  However, since our November 18, 2008 application to participate in the Program, the non-financial cost of participation has increased in various ways.  While the financial cost of TARP capital continues to be competitive to other capital alternatives, we were concerned participation in the Program could hurt the reputation or long-term franchise value of Peoples among our customers, community, and shareholders from increasingly negative public sentiment towards other participants in the Program.  We were also concerned about the potentially changing requirements of Program participation.  In light of these considerations, the expected availability of other capital alternatives, and our desire to preserve the greatest flexibility in operating the bank going forward, we withdrew our application for TARP capital.”

Knitt continued, “Ongoing growth in commercial lending does require us to raise additional regulatory capital to continue to capitalize on market growth opportunities.  Therefore,  we intend to offer up to $7 million aggregate original principal amount of Senior Subordinated Notes due 2019 (the “Notes”) to certain investors in reliance upon exemptions from registration under the Securities Act of 1933, as amended.  While reflected as debt on our Balance Sheet, the Notes are classified as Tier 2 capital for regulatory purposes.  We expect the Notes to be unsecured, subordinated obligations of PSB that will accrue interest at a rate of 8% per year (5.28% after tax benefits).  We intend to use substantially all of the proceeds from this sale to further capitalize Peoples in order to support its ongoing lending activities in our local market area.”

Return on average assets was .72% and .77% during the quarters ended March 31, 2009 and 2008, respectively.  Return on average stockholders’ equity was 9.93% and 10.71% during the quarters ended March 31, 2009 and 2008, respectively.  Net book value increased from $24.96 per share at March 31, 2008 to $26.53 per share at March 31, 2009, an increase of 6.3%.

Balance Sheet Growth

Total assets were $570.7 million at March 31, 2009 compared to $570.5 million at December 31, 2008 and $532.2 million at March 31, 2008, increasing $38.5 million or 7.2% during the past twelve months.

Net loans receivable declined $1.5 million to $423.1 million at March 31, 2009 compared to $424.6 million at December 31, 2008, but increased $36.5 million, or 9.4%, compared to net loans of $386.6 million at March 31, 2008.  Loan growth during the past twelve months ended March 31, 2009 has come from commercial loans, including commercial real estate loans, while residential mortgage loans held for investment have declined as some borrowers refinanced into the secondary market.

Total deposits at March 31, 2009 were $431.2 million compared to $427.8 million at December 31, 2008 and $389.4 million at March 31, 2008.  Local deposits grew $16.3 million, or 4.8%, to $353.7 million since March 31, 2008, with the remaining $25.5 million of deposit growth seen in wholesale brokered deposits.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings was $163.4 million, $155.5 million, and $144.4 million, at March 31, 2009, December 31, 2008, and March 31, 2008, respectively.  Wholesale funding to total assets was 28.6%, 27.3%, and 27.1% at March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $700,000 in the March 2009 quarter compared to $135,000 in the March 2008 quarter.  The provision for loan losses was increased during 2009 as internal analysis and credit quality grading recognized a growing number of problem commercial loans.  Such loans continue to be current in payments, but exhibit other industry or individual factors that increase the risk of future payment delinquency.  Annualized net charge-offs continue to be lower than industry averages and were .15% and .03% of average loans during the quarters ended March 31, 2009 and 2008, respectively.  At March 31, 2009, the allowance for loan losses was $6,065,000, or 1.41% of total loans compared to $5,521,000, or 1.28% of total loans at December 31, 2008, and $4,958,000, or 1.27% of total loans at March 31, 2008.

Nonperforming assets at March 31, 2009 increased by $822,000, or 6.9% to $12.7 million at March 31, 2009 compared to $11.9 million at December 31, 2008.  The dramatic $7.2 million increase in nonperforming loans since March 31, 2008 was due to the addition of a $5.5 million loan receivable during 2008 whose source of future principal and interest payments must come from sale of the recreation/land development collateral or another valuable asset of the borrower under the terms of unlimited individual guarantees.  Excluding this large loan, nonperforming assets would have been $7.2 million at March 31, 2009, and $6.3 million at December 31, 2008, or 1.25% of total assets at March 31, 2009, compared to 1.11% of total assets at December 31, 2008, and 1.05% of total assets at March 31, 2008.

PSB believes it will recover all principal due on the large $5.5 million loan based on the terms of a collateral appraisal obtained during 2008, but did maintain a specific reserve for loss totaling $200,000 at March 31, 2009 and December 31, 2008.  PSB initiated foreclosure proceedings on the collateral and expects to gain title to the property during 2009 unless outbid by another investor as part of the foreclosure proceedings.  Excluding the $5.5 million nonperforming loan, at March 31, 2009, PSB’s internal credit grading system identified 16 separate loan relationships totaling $2.3 million against which $679,000 in specific loan loss reserves were recorded.  Again excluding the $5.5 million loan, at December 31, 2008, PSB’s internal credit grading system identified 12 separate loan relationships totaling $1.8 million against which $610,000 in specific loan loss reserves were recorded.

PSB expects to see continued deterioration in credit quality in its commercial portfolio as the local economy contracts and impacts locally owned small to mid market businesses which make up its customer base.  Although unemployment levels in Wisconsin have increased, PSB does not expect significant loan charge-offs from its retail loan portfolio, 55% of which are fully disbursed, conventional first mortgages on homes in our market area.  The remaining retail loan portfolio of approximately $46.0 million represents 10.7% of gross loans receivable and includes home equity lines of credit, closed end second mortgages, residential construction loans, vacant land loans, and other consumer purpose loans.  PSB’s loan portfolio is well diversified and does not have any undue geographic, industry, or real estate/land development concentrations which carry significant loss exposure.  Existing non-performing loans (other than the large $5.5 million problem loan) are spread over many different borrowers and industries.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make substantially all required payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December
(dollars in thousands)	2009	2008	2008

Nonaccrual loans	$11,339	$4,167	$10,590
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	748	644	748

Total nonperforming loans	12,087	4,811	11,338
Foreclosed assets	594	797	521

Total nonperforming assets	$12,681	$5,608	$11,859

Nonperforming loans as a % of gross loans	2.82%	1.23%	2.64%
Total nonperforming assets as a % of total assets	2.22%	1.05%	2.08%

Capital and Liquidity

During the quarter ended March 31, 2009, stockholders’ equity increased $1.4 million, or 3.7% from retained net income and additional unrealized gains on securities available for sale, net of tax.  During the March 2009 quarter, average tangible stockholders’ equity was 6.88% of average assets compared to 6.87% of assets during the December 2008 quarter and 7.00% of assets during the March 2008 quarter.  Because total assets as of March 31, 2009 were similar to total assets at December 31, 2008, PSB’s regulatory capital ratios measured as of the end of the quarter improved.  To retain “well capitalized” status under banking regulation, Peoples’ total risk adjusted capital ratio must be greater than 10%.  At March 31, 2009, Peoples’ risk adjusted capital ratio was approximately 10.86% compared to 10.50% at December 31, 2008 and 11.14% at March 31, 2008.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At March 31, 2009, unused (but available) wholesale funding was approximately $110 million, or 19% of total assets, compared to $118 million, or 21% of total assets at December 31, 2008.  The reduction in wholesale funding availability during the March 2009 quarter was due to an increase in short-term brokered certificate of deposit funding used to replace seasonal governmental deposits held at December 31, 2008.  Following the close of the March 2009 quarter, PSB received approval from the Federal Reserve to participate in its “Borrower in Custody” program in which performing commercial real estate loans are pledged against potential short-term Discount Window advances.  Since the pledged commercial loans were unencumbered and not generally accepted as collateral for other borrowing lines, the $43 million of additional borrowing capacity is expected to significantly increase the amount of wholesale funds unused and available during the upcoming June 2009 quarter.  Discount Window advances are expected to provide both emergency liquidity (as needed) as well as low cost funding for growth of adjustable rate loans held for investment.

Net Interest Margin

Tax adjusted net interest income totaled $4,318,000 in the March 2009 quarter compared to $3,762,000 in the March 2008 quarter, an increase of $556,000, or 14.8%.  Approximately $336,000 of the increase was from growth in earning assets over the prior year’s quarter and approximately $220,000 was from an increase net interest margin from 3.05% in the March 2008 quarter to 3.26% in the March 2009 quarter.

In the most recent quarter, net margin increased from 3.02% in the December 2008 quarter to 3.26% in the March 2009 quarter as loan yields decreased slightly from 5.95% to 5.89% while average funding costs declined by 37 basis points from 3.14% to 2.77%.  The decline in funding costs was seen in all funding categories.  Loan rates remained stable as loan floors were introduced into floating rate commercial loans and loan closing and renewal fees were increased.  In the coming quarter, loan yields are expected to decline slightly, but certificate of deposit and wholesale funding costs are expected to outpace the decline in asset yields, resulting in continued strong net margin compared to that seen during calendar 2008.  Non-maturity deposit costs such as savings, interest bearing demand deposits, and money market funds are not expected to decline significantly below the 1.36% average cost seen during the March 2009 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended March 31, 2009 was $1,376,000 compared to $1,024,000 earned during the March 2008 quarter, an increase of $352,000, or 34.4%.  The increase resulted from additional mortgage banking income of $455,000 offset by a loss on disposal of equipment totaling $98,000.  Intervention by various United States Treasury programs and open market mortgage related asset purchases by the Federal Reserve since December 2008 have dramatically lowered long-term residential mortgage rates, prompting a wave of mortgage refinancing during the March 2009 quarter.  Since December 31, 2008, approximately 20% of PSB’s existing serviced mortgage loan portfolio refinanced into a new lower rate mortgage.  During the quarter ended March 31, 2009, mortgage loans serviced for others also increased by $20.1 million, or 10.8% to $206.0 million.  While some refinance activity continues, PSB does not expect this level of quarterly mortgage banking income to continue during all of 2009.

Operating Expenses

Total noninterest expenses increased $279,000, or 8.9%, during the March 2009 quarter to $3,397,000 compared to total noninterest expenses of $3,118,000 during the March 2008 quarter.  Salaries and employee benefits increased $23,000, or 1.3% compared to the prior year quarter.  Increases were also seen in the operation and maintenance of facilities and expenses related to data processing and operations totaling $75,000, or 10.4%.  Collection and problem loan expenses also increased during the March 2009 quarter by $54,000 compared to the prior year quarter.  However, the most significant expense increase during the March 2009 quarter was for FDIC insurance premiums, which increased $121,000, or 269% over the prior year, from an industry wide increase in insurance premiums.  In addition, the FDIC has announced its intention to charge a special fee assessment to recapitalize the FDIC insurance fund during the June 2009 quarter of up to 20 basis points on insured deposits. This special assessment, if enacted, would generate approximately $860,000 in additional FDIC insurance premium expense for PSB during the June 2009 quarter.  PSB expects FDIC insurance premiums during all of 2009 to be dramatically greater than seen during 2008.  Excluding all FDIC insurance premium expense, total operating expenses increased 5.1% during the quarter ended March 31, 2009 compared to the prior year quarter.

PSB’s effective income tax rate increased from 24.9% for the March 2008 quarter to 27.0% for the March 2009 quarter despite higher levels of tax-exempt security and life insurance income in 2009 due to a change in Wisconsin state franchise tax law effective January 1, 2009.  Prior to this change, income earned on securities held in PSB’s Nevada investment subsidiary did not incur state franchise tax on earnings.  Wisconsin’s change to a “combined reporting” method of state franchise tax requires PSB to pay state franchise tax on Nevada income after 2008.  This change increased the provision for income taxes during the March 2009 quarter by approximately $38,000.  Due to this change in state tax law, PSB expects the provision for income taxes to increase approximately $150,000 during all of 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions referenced under “Forward-Looking Statements” in Item 1 of PSB’s Form 10-K for the year ended December 31, 2008.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
	Quarter ended – Unaudited
	March 31,	December 31	September 30,	June 30,	March 31,
Earnings and dividends:	2009	2008	2008	2008	2008

Net income	$ 1,006	$ 1,059	$ 221	$ 1,019	$ 1,002
Basic earnings per share(3)	$ 0.65	$ 0.68	$ 0.14	$ 0.66	$ 0.65
Diluted earnings per share(3)	$ 0.65	$ 0.68	$ 0.14	$ 0.66	$ 0.65
Dividends declared per share(3)	$ –	$ 0.34	$ –	$ 0.34	$ –
Net book value per share	$ 26.53	$ 25.76	$ 24.71	$ 24.08	$ 24.96
Semi-annual dividend payout ratio	n/a	41.12%	n/a	26.13%	n/a
Average common shares outstanding	1,559,198	1,548,898	1,548,898	1,548,898	1,548,855

Balance sheet – average balances:

Loans receivable, net of allowances	$ 421,029	$ 415,468	$ 405,578	$ 396,635	$ 383,456
Total assets	$ 569,372	$ 559,932	$ 551,077	$ 539,020	$ 525,605
Deposits	$ 427,490	$ 420,856	$ 413,848	$ 397,092	$ 392,616
Stockholders’ equity	$ 41,072	$ 38,668	$ 37,884	$ 38,729	$ 37,627

Performance ratios:

Return on average assets(1)	0.72%	0.75%	0.16%	0.76%	0.77%
Return on avg. stockholders’ equity(1)	9.93%	10.90%	2.32%	10.58%	10.71%
Average tangible stockholders' equity
to average assets(4)	6.88%	6.87%	6.91%	6.99%	7.00%
Net loan charge-offs to average loans(1)	0.15%	0.10%	0.04%	0.05%	0.03%
Nonperforming loans to gross loans	2.82%	2.64%	2.58%	1.24%	1.23%
Allowance for loan loss to gross loans	1.41%	1.28%	1.25%	1.24%	1.27%
Net interest rate margin(1)(2)	3.26%	3.02%	2.84%	2.99%	3.05%
Net interest rate spread(1)(2)	2.94%	2.64%	2.45%	2.57%	2.61%
Service fee revenue as a percent of
average demand deposits(1)	2.68%	3.01%	3.13%	3.25%	3.11%
Noninterest income as a percent
of gross revenue	15.80%	12.78%	0.29%	12.57%	11.73%
Efficiency ratio(2)	59.66%	61.53%	85.70%	64.71%	65.15%
Noninterest expenses to avg. assets(1)	2.42%	2.23%	2.31%	2.34%	2.39%

Stock price information:

High	$ 18.75	$ 20.75	$ 25.75	$ 26.65	$ 26.65
Low	$ 14.40	$ 14.40	$ 22.50	$ 24.00	$ 22.00
Market value at quarter-end	$ 18.75	$ 14.40	$ 22.50	$ 24.85	$ 25.25

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended
	March 31,
(dollars in thousands, except per share data – unaudited)	2009	2008

Interest and dividend income:
Loans, including fees	$ 6,163	$ 6,492
Securities:
Taxable	811	842
Tax-exempt	355	330
Other interest and dividends	2	40

Total interest and dividend income	7,331	7,704

Interest expense:
Deposits	2,344	3,163
FHLB advances	589	606
Other borrowings	185	259
Junior subordinated debentures	113	113

Total interest expense	3,231	4,141

Net interest income	4,100	3,563
Provision for loan losses	700	135

Net interest income after provision for loan losses	3,400	3,428

Noninterest income:
Service fees	336	364
Mortgage banking	757	302
Investment and insurance sales commissions	93	114
Loss on disposal of premises and equipment	(98)	(2)
Increase in cash surrender value of life insurance	101	89
Other noninterest income	187	157

Total noninterest income	1,376	1,024

Noninterest expense:
Salaries and employee benefits	1,763	1,740
Occupancy and facilities	542	511
Data processing and other office operations	255	211
Advertising and promotion	73	87
FDIC insurance premiums	166	45
Other noninterest expenses	598	524

Total noninterest expense	3,397	3,118

Income before provision for income taxes	1,379	1,334
Provision for income taxes	373	332

Net income	$ 1,006	$ 1,002
Basic earnings per share	$ 0.65	$ 0.65
Diluted earnings per share	$ 0.65	$ 0.65

PSB Holdings, Inc.
Consolidated Balance Sheets
March 31, 2009 unaudited, December 31, 2008 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2009	2008
Assets

Cash and due from banks	$ 9,477	$ 12,307
Interest-bearing deposits and money market funds	2,901	865
Federal funds sold	3,003	–

Cash and cash equivalents	15,381	13,172

Securities available for sale (at fair value)	102,447	102,930
Loans held for sale	–	245
Loans receivable, net of allowance for loan losses	423,071	424,635
Accrued interest receivable	2,378	2,195
Foreclosed assets	594	521
Premises and equipment, net	10,622	10,929
Mortgage servicing rights, net	870	785
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,070	9,969
Other assets	1,976	1,855

TOTAL ASSETS	$570,659	$570,486

Liabilities

Non-interest-bearing deposits	$ 55,514	$ 54,233
Interest-bearing deposits	375,657	373,568

Total deposits	431,171	427,801

Federal Home Loan Bank advances	62,500	65,000
Other borrowings	23,482	25,631
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,399	4,423

Total liabilities	529,284	530,587

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares		1,751
Additional paid-in capital	5,580	5,856
Retained earnings	37,330	36,328
Accumulated other comprehensive income	1,918	1,450
Treasury stock, at cost – 192,117 and 202,533 shares, respectively	(5,204)	(5,486)

Total stockholders’ equity	41,375	39,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$570,659	$570,486

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended March 31,
	2009			2008
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$426,646	$6,198	5.89%	$388,361	$6,518	6.75%
Taxable securities	65,183	811	5.05%	65,448	845	5.19%
Tax-exempt securities(2)	38,104	538	5.73%	34,142	500	5.89%
FHLB stock	3,250	–	0.00%	3,017	–	0.00%
Other	3,215	2	0.25%	4,327	40	3.72%

Total(2)	536,398	7,549	5.71%	495,295	7,903	6.42%

Non-interest-earning assets:
Cash and due from banks	12,581			9,988
Premises and equipment, net	10,829			11,070
Cash surrender value insurance	10,008			8,838
Other assets	5,173			5,319
Allowance for loan losses	(5,617)			(4,905)

Total	$569,372			$525,605

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$106,231	$ 367	1.40%	$ 93,636	$ 587	2.52%
Money market deposits	69,349	222	1.30%	72,809	497	2.75%
Time deposits	201,131	1,755	3.54%	179,135	2,079	4.67%
FHLB borrowings	62,911	589	3.80%	57,418	606	4.24%
Other borrowings	25,721	185	2.92%	26,124	259	3.99%
Junior subordinated debentures	7,732	113	5.93%	7,732	113	5.88%

Total	473,075	3,231	2.77%	436,854	4,141	3.81%

Non-interest-bearing liabilities:
Demand deposits	50,779			47,036
Other liabilities	4,446			4,088
Stockholders’ equity	41,072			37,627

Total	$569,372			$525,605

Net interest income		$4,318			$3,762
Rate spread			2.94%			2.61%
Net yield on interest-earning assets			3.26%			3.05%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.